ADVANCED PHOTONIX, INC. ANNOUNCES NEW CREDIT FACILITY

Ann Arbor, MI-March 9, 2007--Advanced Photonix, Inc. today announced that it has established a new credit facility with Fifth Third Bancorp, Cincinnati, OH. As part of this new banking relationship, the Company has repaid the short term note and line of credit previously held by Santa Barbara Bank and Trust. The new debt structure is comprised of a $2.3 million, five year capital lease facility, and a $2 million revolving line of credit.

Richard Kurtz, President and CEO commented, “We are pleased to have established this new relationship with a strong regional bank like Fifth Third Bancorp. Having close proximity to key decision makers is important in our rapidly changing business environment. We now have our long term capital asset needs aligned with a proper long term debt structure, thereby strengthening our balance sheet, and we have improved our cash flow and earnings going forward by lowering our interest rate.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $100.7 billion in assets, operates 19 affiliates with 1,157 full-service Banking Centers, including 110 Bank Mart locations. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2006, has $220 billion in assets under management.

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (ASE: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE® detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.